SCHEDULE 14-A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Panhandle Oil and Gas Inc.
Name of the Registrant as Specified In Its Charter

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Notice of Annual Shareholders Meeting

To be held March 8, 2012

To The Shareholders of Panhandle Oil and Gas Inc.:

Notice is hereby given that the annual meeting of the shareholders of Panhandle Oil and Gas Inc. will be held at the Waterford Marriott, 6300 Waterford Boulevard (63rd and North Pennsylvania), Oklahoma City, Oklahoma, on Thursday, March 8, 2012, at 9:00 a.m., local time, for the following purposes:

1.	To elect the two nominees named in the accompanying proxy statement to serve as directors on the Company’s Board of Directors for terms of three years;

2.	To ratify the appointment of Ernst & Young, LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2012; and

3.	To consider and act on any other matter as may properly come before the meeting or any adjournment or postponement thereof.

Only holders of record of the Common Stock at the close of business on January 23, 2012 will be entitled to vote at the meeting and any adjournments or postponements.

By Order of the Board of Directors

Lonnie J. Lowry, Secretary

Oklahoma City, Oklahoma

January 27, 2012

Your Vote Is Important.

Whether Or Not You Expect To Attend The Meeting, Please Mark, Sign And Date The Enclosed Proxy And Mail It Promptly In The Postage-Paid Envelope Provided.

Please Vote!

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Panhandle Oil and Gas Inc.

5400 N. Grand Boulevard, Suite 300

Oklahoma City, OK 73112-5688

Annual Shareholders Meeting

March 8, 2012

Notice of Annual Meeting

The accompanying proxy is solicited by the Board of Directors (the “Board”) of Panhandle Oil and Gas Inc., an Oklahoma corporation (the “Company”, “Panhandle”, “we”, “us” and “our”), for use at the Company’s annual shareholders meeting (the “meeting”) to be held at the Waterford Marriott, 6300 Waterford Boulevard, Oklahoma City, Oklahoma, on Thursday, March 8, 2012, at 9:00 a.m. local time, and at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Shareholders Meeting.

When the proxy is properly executed and returned, the shares it represents will be voted at the meeting in accordance with the directions noted thereon. If no direction is indicated, the persons named on the enclosed proxy will vote the proxy FOR the nominees for director in Proposal No. 1 and FOR ratification of the appointment of our independent registered public accounting firm in Proposal No. 2. Signed proxy cards without specified choices will be voted in the discretion of the proxies. Should other matters properly come before the meeting, the proxy will be voted as the Board may recommend, except proxies which are marked to deny discretionary authority.

If the enclosed form of proxy is executed and returned, it still may be revoked at any time before it is exercised by signing and sending to the Company a later dated proxy or a written revocation, or by attending the meeting and voting in person.

If your shares are held in “street name” (that is, through a bank, broker or other nominee), follow the voting instructions on the form you receive from such firm. If you hold shares in “street name” and would like to attend the meeting and vote in person, you will need to bring a proxy to the meeting signed by the nominee in whose name your shares are registered.

The mailing address of the Company is 5400 N. Grand Boulevard, Suite 300, Oklahoma City, OK 73112-5688. The Company anticipates that the proxies and proxy statements will be mailed to shareholders beginning on or about January 27, 2012. A copy of the Company’s Annual Report to Shareholders for the fiscal year ended September 30, 2011 accompanies this proxy statement.

The cost of soliciting proxies for the meeting will be paid by the Company. In addition to solicitation by mail, arrangements may be made with brokerage firms, banks and other custodians, nominees and fiduciaries to send proxy material to their principals. The Company will reimburse these institutions for their reasonable costs. No solicitation is to be made by specially engaged employees or other paid solicitors.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be held on March 8, 2012: this proxy statement, form of proxy and the Company’s 2011 Annual Report to Shareholders are available at the following website: www.proxydocs.com/phx.

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Voting of Common Stock

All holders of Common Stock of record at the close of business on January 23, 2012 will be entitled to vote at the meeting or any adjournments or postponements. As of January 23, 2012, there were 8,304,552 shares of Class A Common Stock, par value $0.01666 (“Common Stock”), outstanding, entitled to vote, owned by approximately 4,000 shareholders. A list of record shareholders entitled to vote at the meeting will be available for examination at least 10 days prior to the meeting at the Company’s offices during ordinary business hours and at the meeting.

The Amended Certificate of Incorporation of the Company provides for one vote for each share of Common Stock outstanding. At the meeting, each record holder of Common Stock will be entitled to cast one vote per share of Common Stock held of record on the record date. Votes may be cast by shareholders either present in person or by proxy.

The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the meeting. Abstentions and broker “non-votes” are counted as present and entitled to vote for the purpose of determining a quorum. Broker “non-votes” are shares held by brokers or nominees over which the broker or nominee lacks discretionary power to vote (such as for the election of directors) and for which the broker or nominee has not received specific voting instructions from the beneficial owner. For purposes of determining the outcome of any matter as to which the broker or nominee has indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter, even though those shares will be considered present and entitled to vote for purposes of determining a quorum and may be entitled to vote on other matters.

Under the rules of the New York Stock Exchange, brokers or their nominees do not have the discretionary power to vote shares in uncontested director elections. At the meeting, they may only vote shares for the election of directors if they receive specific voting instructions from the beneficial owner. If your shares are held by a broker or other nominee and if you do not provide such specific voting instructions, your shares can not be voted for the election of directors.

The Board has adopted a majority vote standard for the election of directors in uncontested director elections. Accordingly, at the meeting, each nominee will be elected if the holders of a majority of shares of Common Stock present at the meeting and entitled to vote for the election of directors cast their votes “FOR” the nominee.

The two nominees for director at the meeting are currently directors of the Company. If any incumbent nominee for director fails to receive the required affirmative vote of the holders of a majority of the votes cast for that director, under Oklahoma law and the Company’s Bylaws, the incumbent will remain in office until his successor is elected and qualified or until his earlier death, resignation, retirement or removal. If any incumbent for director receives a greater number of votes “WITHHELD” from his election than votes “FOR”, he must promptly submit his offer of resignation from the Board for consideration by the Corporate Governance and Nominating Committee of the Board. The Corporate Governance and Nominating Committee will consider all relevant facts and circumstances and recommend to the Board the action to be taken with respect to such offer of resignation. The Board will act on the offered resignation, taking into account such

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recommendation, and publicly disclose its decision regarding the offered resignation within 90 days from the date of the annual meeting. The director who offered his resignation will not participate in any proceedings with respect to his offered resignation. If the Board accepts a director’s offered resignation, the Corporate Governance and Nominating Committee will recommend to the Board whether to fill such vacancy or reduce the size of the Board. The Company’s Corporate Governance Guidelines and Bylaws can be viewed at the Company’s website: www.panhandleoilandgas.com.

Proposal No. 2 will be approved if the holders of a majority of shares of Common Stock present at the meeting and entitled to vote on Proposal No. 2 vote “FOR” the proposal.

The Company knows of no arrangements which would result in a change in control of the Company at any future date.

The Company knows of no other matters to come before the meeting. If any other matters properly come before the meeting, the proxies solicited hereby will be voted on such matters as the Board may recommend, except proxies which are marked to deny discretionary authority.

A proxy is enclosed for your signature. Please return it immediately, marked, dated and signed. If your shares are held in “street name”, please provide voting instructions on the form you receive from your broker or other nominee.

Proposal No. 1

Election of Two Directors

The present directors of the Company and their current Board Committee memberships are as follows:

Name	Age	Positions/Offices Presently Held with the Company	Served As Director Since	Present Term Ends
Bruce M. Bell (2)(3)	70	Director	2004	2013
Michael C. Coffman	58	Director, President and Chief Executive Officer	2006	2014
E. Chris Kauffman (2)(4)	71	Director	1991	2012
Duke R. Ligon (1)(3)	70	Director	2007	2014
Robert O. Lorenz (1)(2)	65	Lead Independent Director	2003	2013
Robert A. Reece (1)(4)	67	Director	1986	2014
Robert E. Robotti (1)(2)	58	Director	2004	2013
Darryl G. Smette (1)(2)	64	Director	2010	2012
H. Grant Swartzwelder (3)(4)	48	Director	2002	2012

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Corporate Governance and Nominating Committee.
(4)	Member of the Retirement Committee.

Under Oklahoma law, the Company is required to have a board of directors that is divided into two or three classes.

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The Board is divided into three classes, with the terms of office of each class ending in successive years. There will be two vacancies for the three-year terms ending in 2012. Nominees for the vacancies are Darryl G. Smette and H. Grant Swartzwelder, both of whom are currently directors. These two nominees were recommended by the Corporate Governance and Nominating Committee and approved by the Board. The Board has no reason to believe that either of the nominees will be unable to serve as director. However, if either nominee should be unable for any reason to accept nomination or election, it is the intention of the persons named in the enclosed proxy to vote those proxies for the election of such other person or persons as the Board may recommend.

The other director whose term expires in 2012 is E. Chris Kauffman. Mr. Kauffman is not eligible for re-election because he has reached age 70. Pursuant to the Company’s Bylaws, a person may not stand for election or re-election as a director after attaining the age of 70.

The Board currently intends to reduce the size of the Board from nine to eight members rather than elect a replacement for Mr. Kauffman.

Nominees for Election to the Board of Directors For Terms Ending in 2015

Darryl G. Smette joined Devon Energy Corporation (oil and gas exploration, production and transportation) in 1986 and currently serves as Executive Vice President of Marketing, Midstream and Supply Chain. Mr. Smette is a member of Devon’s Capital Budget Committee and the senior management Executive Committee and as such is charged with developing and executing Devon’s corporate strategy. Mr. Smette is also responsible for marketing, midstream operations and procurement and logistics of goods and services. Prior to joining Devon, Mr. Smette worked in the oil and gas industry for 15 years. Mr. Smette holds an MBA degree. He was elected to the Board in August 2010.

Mr. Smette’s qualifications to serve on the Board are his extensive operational experience in the oil and gas industry, including, exploration, production, distribution and marketing, and in developing and executing the corporate business strategies for a major independent oil and gas company.

H. Grant Swartzwelder is president of PetroGrowth Advisors and Pg Energy Holdings, LP, both in Irving, Texas (investment banking and venture capital) and both of which he founded in 1998. Since 1998, he has founded and managed several private companies engaged in various aspects of the oil and gas service business. Prior to 1998, he was vice president of Principal Financial Securities, Inc., Dallas, Texas (an investment-banking firm). He holds a Bachelor of Science degree in Petroleum Engineering and an MBA degree.

Mr. Swartzwelder’s qualifications to serve on the Board include his investment banking and venture capital experience, his founding and management of several oil and gas service businesses and his background in petroleum engineering.

The Board of Directors Recommends That The Shareholders

Vote “FOR” The Election of

Darryl G. Smette And H. Grant Swartzwelder

As Directors

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Directors Whose Terms Continue Beyond the 2012 Annual Meeting and Who Are Not Subject to Election this Year

Directors Whose Terms End in 2013

Dr. Bruce M. Bell has been CEO of Post Oak Oil Company (oil and gas exploration and production) since 1983 and president and CEO of Edrio Oil Co. Inc. (oil and gas exploration and production) since 1982, both of Oklahoma City. He served as chairman of the Mid-Continent Oil & Gas Association (oil and gas trade association) from 1997 to 2006. Dr. Bell holds a Ph.D. degree in paleontology.

Dr. Bell’s qualifications to serve on the Board include operating oil and gas exploration and production companies for over 30 years and his chairmanship for 10 years of a major oil and gas trade association.

Robert O. Lorenz is a former audit partner of Arthur Andersen LLP. He served as the managing partner of the Oklahoma City office beginning in 1994 and as the managing partner of the Oklahoma practice beginning in 2000. He retired from Arthur Andersen in 2002. Since 2005, Mr. Lorenz has been a director of OGE Energy Corp. (regulated electric utility and natural gas transportation), and was a director of Infinity Inc. (oil and gas exploration and development) from 2004 to 2009. He also served as a director of Kerr-McGee Corporation (oil and gas exploration and production) from 2005 to 2006 when it was acquired by Anadarko Petroleum Corp.

Mr. Lorenz’s qualifications to serve on the Board include over 30 years in public accounting, his expertise in the areas of finance and accounting, and his broad experience as a director of large public companies.

Robert E. Robotti, since 1983, has been the president of Robotti & Company, LLC (a registered broker-dealer), president of Robotti & Company Advisors, LLC (a registered investment advisor), or their predecessors, and, since 1980, has been the managing member of Ravenswood Investment Company, LLC, which serves as the general partner of three investment partnerships, all located in New York City. Since 2007, Mr. Robotti has served as a portfolio manager and managing member of Robotti Global Fund, LLC, a global equity fund. Mr. Robotti has been a director of Pulse Seismic, Inc. (oil and gas seismic) since 2007 and, from November 2006 to January 2007, he was a director of Advanced Marketing Services (book distribution) which filed for bankruptcy in December 2007. Mr. Robotti holds an MBA degree. He is a member of the New York Society of Security Analysts.

Mr. Robotti’s qualifications to serve on the Board include his vast experience in the investment business as the owner of a registered broker-dealer and registered investment advisor, as the manager of several investment partnerships and as a portfolio manager of a global equity fund. He has served as a director of several public companies.

Directors Whose Terms End in 2014

Michael C. Coffman has worked in public accounting and as a financial officer with companies involved in the oil and gas industry since 1975. He joined the Company in 1990 as its treasurer. From 1995 to 2006, he served as vice-president and chief financial officer. From 2006 to August 2007, he served as co-president and chief financial officer. Since August 2007, he has served as president and chief executive officer.

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Mr. Coffman’s qualifications to serve on the Board include his 35 years in the oil and gas exploration and production industry, his experience in public accounting and his skills in financial, accounting and acquisition matters.

Duke R. Ligon is an attorney and currently is the owner and manager of Mekusukey Oil Company LLC (oil and gas royalty company). He served as senior vice president and general counsel of Devon Energy Corporation (oil and gas exploration, production and transportation) from 1997 until he retired in 2007. Prior to 1997, Mr. Ligon was a partner in the law firm of Mayer Brown LLP, New York City. From 2007 to 2010, he served as strategic advisor to Love’s Travel Stops and Country Stores (convenience stores and midstream energy transportation). He has been a director of PostRock Energy Corporation (oil and natural gas transportation) since 2006, Blue Knight Energy Partners (formerly SemGroup Energy Partners, L.P.) (crude oil terminaling, storage, gathering and transportation) since 2009, SteelPath MLP Funds Trust (investment company) since 2010, SteelPath Energy Infrastructure Investment Company (investment company) since 2010 and Vantage Energy Services, Inc. (offshore drilling) since 2010. He was a director of Pre-Paid Legal Services, Inc. (sale of legal expense plans) from 2007 to 2011, TransMontaigne Partners, L.P. (distribution and marketing of petroleum products) from 2008 to 2009 and Teppco Partners LP (crude oil transportation) in 2009. Mr. Ligon was elected to the Company’s Board in August 2007.

Mr. Ligon brings expertise to the Board in legal, investment banking and financial matters having practiced law in a large New York law firm, worked in the investment banking business and served as general counsel of a major independent oil and gas company. Mr. Ligon has served as a director of several large public companies and has extensive contacts in the oil and gas and financial industries.

Robert A. Reece is an attorney and since 1980 has been of counsel with the law firm of Crowe & Dunlevy, Oklahoma City, and active in the management of his family’s investments, including significant oil and gas holdings. He has been a director of NBC Bank (a state chartered bank) of Oklahoma City since 1982. He holds an MBA degree.

Mr. Reece’s qualifications to serve on the Board include extensive experience in the legal, oil and gas and private equity investment fields. Mr. Reece has managed significant investments for his family for over 35 years.

None of the organizations described in the business experiences of the Company’s directors and officers are parents, subsidiaries or affiliates of the Company or, except for Mr. Kauffman’s insurance agency, do business with the Company. The Company for many years in the ordinary course of its business has participated on industry terms through its mineral acreage ownership in the drilling and completion of oil and gas wells in which Devon Energy Corporation has an interest.

None of the non-management directors have ever been employees of the Company.

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Stock Ownership of Certain Beneficial Owners

Based on filings with the Securities and Exchange Commission (“SEC”), we know that the following shareholders are beneficial owners of more than 5% of our outstanding shares of Common Stock as of December 31, 2011. Robert E. Robotti, a director of the Company, also owns beneficially more than 5% of our Common Stock which is set forth below in “Stock Ownership of Directors and Executive Officers”.

Name and Address of Beneficial Owner	Amount of Shares Beneficially Owned		Percent of Common Stock
BlackRock, Inc. 40 E. 52nd Street New York, NY 10022	509,406	(1)	6.1%

Amica Mutual Insurance Company 100 Amica Way Lincoln, RI 02965	529,433	(2)	6.4%

(1)	Based on a Schedule 13G filed with the SEC in December, 2010.
(2)	Based on information received from Amica Mutual Insurance Company on January 5, 2012.

Stock Ownership of Directors and Executive Officers

The following table sets forth information with respect to the outstanding shares of Common Stock owned beneficially as of December 31, 2011 by each director, nominee for director and executive officer and by all directors and executive officers as a group.

Name of Beneficial Owner	Amount of Shares Beneficially Owned (3) (4)	Percent of Common Stock
Bruce M. Bell (1)	1,100	*
Paul F. Blanchard, Jr. (2)(5)	35,436	*
Michael C. Coffman (1)(2)(5)	144,570	1.7%
E. Chris Kauffman (1)	32,400	*
Duke R. Ligon (1)	207,633	2.5%
Robert O. Lorenz (1)	4,200	*
Lonnie J. Lowry (2)(5)	13,252	*
Robert A. Reece (1)	36,625	*
Robert E. Robotti (1) c/o Robotti & Company, LLC 6 E. 43rd St., 23rd Floor New York, NY 10017	768,982	9.3%
Darryl G. Smette (1)	1,815	*
Ben Spriestersbach (2)(5)	10,431	*
H. Grant Swartzwelder (1)	8,272	*
Robb P. Winfield (2)(5)	3,617	*

All directors and executive officers as a group (13 persons)	1,268,363	15.3%

*	Less than 1% owned

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(1)	Director
(2)	Executive Officer
(3)	The number of shares shown includes shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority.
(4)	The number of shares shown does not include future share amounts recorded to each outside director’s account under the Directors’ Deferred Compensation Plan. See “Proposal No. 1—Election of Directors—Compensation of Directors, footnote (2) of table entitled “Directors Compensation For Fiscal 2011”.
(5)	The number of shares shown for Messrs. Blanchard, Coffman, Lowry, Spriestersbach and Winfield include unvested shares of restricted stock granted under the Company’s 2010 Restricted Stock Plan and their shares in the ESOP Plan.

Lead Independent Director

Effective November 1, 2008, the Board named Robert O. Lorenz as Lead Independent Director and eliminated the position of Chairman of the Board. The Lead Independent Director presides at all Board meetings and all executive sessions of outside directors. The Board adopted a “Charter of Lead Independent Director” which can be viewed at the Company’s website: www.panhandleoilandgas.com.

Meetings and Committees of the Board of Directors

During the fiscal year ended September 30, 2011 (“fiscal 2011”), the Board held seven meetings. At each meeting, a quorum of directors was present. The outside directors hold executive sessions at each Board meeting without management present. The Company expects all of its directors to attend each annual shareholders meeting. All directors, except Mr. Robotti, attended the 2011 annual shareholders meeting.

During fiscal 2011, each director attended at least 75% of the meetings of the Board and each of the Board committees on which he served.

The Board has determined that, under the rules of the New York Stock Exchange, all directors are currently independent, except for Michael C. Coffman, Chief Executive Officer, who does not serve on any Board committee.

The members of the Board are elected to various committees. The Board has four standing committees: Audit, Compensation, Corporate Governance and Nominating, and Retirement.

The Audit Committee is comprised of Robert O. Lorenz, chair, Duke R. Ligon, Robert A. Reece, Robert E. Robotti and Darryl G. Smette. For information regarding the functions performed by the Audit Committee, its membership and the number of meetings held during fiscal 2011, see “Report of the Audit Committee” below. Each member of the Audit Committee meets all applicable independence and financial literacy requirements of the Securities and Exchange Commission and of the New York Stock Exchange. Robert O. Lorenz has been determined by the Board to meet the “audit committee financial expert” requirements of the Securities and Exchange Commission and the New York Stock Exchange. A copy of the Audit Committee Charter can be viewed at the Company’s website: www.panhandleoilandgas.com.

The Compensation Committee is comprised of Darryl G. Smette, chair, Bruce M. Bell, E. Chris Kauffman, Robert O. Lorenz and Robert E. Robotti. The Committee met three times during fiscal 2011. The Committee reviews officer performance and recommends to the Board compensation amounts for executive officers and directors. See “Compensation Discussion and Analysis” below. The Compensation Committee Charter can be viewed at the Company’s website: www.panhandleoilandgas.com.

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The Corporate Governance and Nominating Committee is comprised of Duke R. Ligon, chair, Bruce M. Bell and H. Grant Swartzwelder. This Committee met twice during fiscal 2011. The Committee’s charter can be viewed at the Company’s website: www.panhandleoilandgas.com. Functions of the Corporate Governance and Nominating Committee include: search for, identify and screen individuals qualified to become members of the Board; recommend to the Board when new members should be added to the Board; recommend to the Board individuals to fill vacant Board positions; and recommend to the Board nominees for election as directors at the annual shareholders meeting. If a vacancy on the Board exists that will not be filled by an incumbent director, the Committee identifies prospective nominees primarily through business and industry contacts. At a minimum, in its assessment of potential Board candidates, the Corporate Governance and Nominating Committee will review each candidate’s character, wisdom, acumen, business skills and experience, understanding of and involvement in the oil and gas industry, and ability to devote the time and effort necessary to fulfill his or her responsibilities. It is the policy of the Company to seek the most qualified candidates for Board membership without regard to race, gender, national origin, religion, disability, age or sexual orientation. The Corporate Governance and Nominating Committee will consider nominees proposed by shareholders of the Company if the requirements set forth in the Company’s Bylaws are satisfied. For more information, see “Shareholder Proposals” below. Those nominations must include sufficient biographical information so that the Committee can appropriately assess the proposed nominee’s background and qualifications. To propose a prospective nominee for the Committee’s consideration, shareholders must submit the proposal in writing to Panhandle Oil and Gas Inc., Attention: Secretary, 5400 N. Grand Boulevard, Suite 300, Oklahoma City, OK 73112-5688. Any such submission must be accompanied by the written consent of the proposed nominee to being named as a nominee and to serve as a director, if elected. The Committee is responsible for overall corporate governance issues and compliance. The Committee reviews periodically the corporate governance policies and principles of the Company and oversees and evaluates compliance with the Company’s Code of Ethics and Business Practices.

The Retirement Committee is comprised of Robert A. Reece, chair, E. Chris Kauffman and H. Grant Swartzwelder, and oversees the administration of the Panhandle Oil and Gas Inc. Employee Stock Ownership and 401(k) Plan and Trust Agreement (the “ESOP Plan”). This Committee met twice during fiscal 2011.

Board Role In Risk Oversight

Management is responsible for day-to-day risk assessment and mitigation activities. The Board is responsible for risk oversight, focusing on the Company’s overall risk management strategy, its degree of tolerance for risk and the steps management is taking to manage the Company’s risk. This process is designed to provide to the Board timely visibility about the identification, assessment and management of critical risks. The Audit Committee assists the Board by annually reviewing and discussing with management this process and its functionality. The areas of critical risk include strategic, operational, compliance, environmental and financial risks. The full Board, or the Audit Committee, receives this information through updates from the appropriate members of management to enable it to understand and monitor the Company’s risk management process. Information brought to the attention of the Audit Committee can then be shared with the full Board, as appropriate.

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Compensation of Directors

The following outlines the compensation plan for the Company’s outside directors for their services in all capacities.

The following table contains information with respect to fiscal 2011 compensation of directors who served in such capacity during fiscal 2011, except for the fiscal 2011 compensation of Michael C. Coffman, Chief Executive Officer, whose compensation is disclosed below in the caption “Executive Compensation—Summary Compensation Table”. Other than the Company’s Deferred Compensation Plan for Non-Employee Directors (the “Directors’ Deferred Compensation Plan”), the Company has no stock award, stock option or other equity incentive plans for its directors.

Directors Compensation For Fiscal 2011

Name	Fees Paid in Cash or Deferred(1)(2)	All Other Compensation(3)	Total
Bruce M. Bell	$52,000	$2,635	$54,635

E. Chris Kauffman	$50,750	$6,024	$56,774

Duke R. Ligon	$53,500	$1,596	$55,096

Robert O. Lorenz	$76,000	$4,926	$80,926

Robert A. Reece	$49,500	$10,415	$59,915

Robert E. Robotti	$54,250	$3,184	$57,434

Darryl G. Smette	$55,250	$438	$55,688

H. Grant Swartzwelder	$53,250	$4,739	$57,989

(1)	All but one director deferred 100% of their retainers and fees under the Directors’ Deferred Compensation Plan. E. Chris Kauffman deferred 38% of his retainers and fees under the Plan and received cash payments for the remainder.
(2)	At the end of fiscal 2011, the following future share amounts had been recorded to each director’s account under the Directors’ Deferred Compensation Plan: Bell—10,444; Kauffman—21,849; Ligon—6,786; Lorenz—19,201; Reece—38,356; Robotti—12,444; Smette—2,664; and Swartzwelder—18,033.
(3)	Under the Directors’ Deferred Compensation Plan, dividends paid on the Common Stock are recorded to each Director’s account on the record date of the dividend in the form of unissued shares. The amount recorded is based on the number of future unissued shares in each Director’s account and the closing market price of the Company Stock on each dividend record date.

Effective December 21, 2010, outside directors received for fiscal 2011 annual retainers of $35,000, $1,500 for attending each Board meeting, $1,000 for attending each committee meeting and out-of-pocket travel expenses for attending all meetings. Any director who travels over 50 miles to attend a Board or committee meeting receives an additional $500 for each meeting. In addition, during fiscal 2011, the Lead Independent Director and the chairs of the Audit, Compensation and Corporate Governance and Nominating Committees received additional annual retainers of $12,500, $10,000, $5,000 and $2,500, respectively. The annual retainers were paid in equal installments on December 31, 2010, and March 31, June 30 and September 30, 2011. This retainer and fee structure was guided by a study conducted by Longnecker & Associates, Houston, Texas (an independent compensation consultant) retained by the Compensation Committee to review the Company’s Board compensation levels.

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Effective July 27, 2011, any director who participates in a board meeting or committee meeting by conference telephone or other communications equipment will receive only one-half of the fee paid for attendance in person at these meetings.

Annually, outside directors may elect to be included in the Directors’ Deferred Compensation Plan. The Directors’ Deferred Compensation Plan provides that each outside director may individually elect to be credited with Company stock rather than cash for all or a portion of the annual retainer, Board meeting fees and committee meeting fees, and also may elect to receive shares, if and when issued, over a period of time up to ten years. These unissued shares are recorded to each director’s deferred compensation account at the closing market price of the shares (i) on the dates of the Board and committee meetings, and (ii) on the payment dates of the annual retainers. Only on a director’s retirement, termination, death, or a change-in-control of the Company will the shares recorded for such director under the Directors’ Deferred Compensation Plan be issued to the director. The promise to issue such shares in the future is an unsecured obligation of the Company. All directors participate in the Directors’ Deferred Compensation Plan.

Share Ownership Guidelines for Directors

The Bylaws of the Company require outside directors to own shares of the Company’s Common Stock in order to be a Board member. To further align the interests of the Directors with the Company’s shareholders, each Director is expected to own that number of shares at the end of their third year of Board service which equals, on a cost basis, the aggregate amount of the three prior years’ Directors annual retainer and the meeting fees for the five regularly scheduled Board meetings held each year during such three year period. Future unissued shares that have been recorded to the directors’ accounts under the Director’s Deferred Compensation Plan may be used to satisfy this share ownership requirement.

Transactions with Directors

The Company has entered into indemnification agreements with each of its directors and executive officers.

During fiscal 2011, the Company purchased directors and officers liability and other miscellaneous insurance policies through The Insurance Center Agency, Inc. for premiums aggregating $175,893. E. Chris Kauffman is an owner and officer of the Agency. The Company believes that the premiums and the terms of the insurance policies were at market rates and on market terms.

We review any transactions and relationships in which the Company and any of our directors, nominees for director, executive officers or any of their immediate family members may be participants, so as to determine whether any of these individuals have a direct or indirect material interest in any such transaction. We have developed and implemented processes and controls to obtain information from the directors and executive officers about related person transactions, and for then determining, based on the facts and circumstances, whether a related person has a direct or indirect material interest in any such transaction. Transactions that are determined to be directly or indirectly material to a related person are disclosed in our proxy statement as required by SEC rules.

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Pursuant to these processes, all directors and executive officers annually complete, sign and submit a directors’ and officers’ questionnaire that is designed to identify related person transactions and both actual and potential conflicts of interest. We also make appropriate inquiries as to the nature and extent of business that the Company may conduct with other companies for whom any of our directors or executive officers also serve as directors or executive officers. Under the Company’s Code of Ethics and Business Practices, if an actual or potential conflict of interest affects an executive officer or a director, he or she is to immediately disclose all the relevant facts and circumstances to the Company’s President or the Corporate Governance and Nominating Committee, as appropriate. If the Corporate Governance and Nominating Committee determines that there is a conflict, it will refer the matter to the Board, which will review the matter to make a final determination as to whether a conflict exists, and, if so, how the conflict should be resolved. In addition, the Audit Committee reviews all reports and disclosures of actual and potential related person transactions.

Compensation Committee Interlocks and Insider Participation

The functions and members of the Compensation Committee are set forth above under “Proposal No. 1—Meetings and Committees of the Board of Directors”. All Committee members are independent and none of the Committee members have served as an officer or employee of the Company or a subsidiary of the Company.

Code of Ethics

The Board has adopted a Code of Ethics and Business Practices applicable to all directors, officers and employees of the Company. In addition, the Board has adopted a Code of Ethics for Senior Financial Officers. The Company’s Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer were required to sign this code and will be held to the standards outlined in the code. Copies of both codes are available at the Company’s website: www.panhandleoilandgas.com.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own more than ten percent of the Company’s Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Common Stock, and to furnish the Company with copies of such reports. Based on a review of the filings with the Securities and Exchange Commission and representations that no other reports were filed, the Company believes that during fiscal 2011 all directors and executive officers complied with the reporting requirements of Section  16(a).

Proposal No. 2

Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee has directed the Company to submit the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2012 for ratification by the shareholders at the meeting. Neither the Company’s Bylaws nor other governing documents or law require shareholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the

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selection of Ernst & Young LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during fiscal 2012 if it determines that such a change would be in the best interests of the Company and its shareholders.

A representative of Ernst & Young LLP is expected to attend the meeting and will have the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions of shareholders.

For fiscal 2012, the Audit Committee has selected Ernst  & Young LLP to conduct quarterly reviews for the first three fiscal quarters.

Report of the Audit Committee

During fiscal 2011, the Audit Committee was comprised of five independent directors: Robert O. Lorenz, chair, Duke R. Ligon, Robert A. Reece, Robert E. Robotti and Darryl G. Smette. The Board has determined that all committee members are independent and that Mr. Lorenz is an “audit committee financial expert”, as defined by Securities and Exchange Commission guidelines and the rules of the New York Stock Exchange. Four meetings of the Committee were held during fiscal 2011.

The Audit Committee Charter was adopted in December 2004 with immaterial changes subsequently approved by the Board. A copy of the Charter can be viewed at the Company’s website: www.panhandleoilandgas.com.

The Audit Committee’s primary responsibility is to oversee the Company’s financial reporting process on behalf of the Board and report the results of its activities to the Board. Management has the primary responsibility for the financial statements and the reporting process, including internal control over financial reporting.

Controls and Procedures.     Management has established and maintains a system of disclosure controls and procedures designed to provide reasonable assurance that information required to be disclosed by the Company in the reports filed or submitted under the Securities Exchange Act of 1934, as amended, is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and includes controls and procedures designed to provide reasonable assurance that information required to be disclosed by the Company in those reports is accumulated and communicated to management, including the Chief Executive Officer and the Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure. As of September 30, 2011, management conducted an evaluation of disclosure controls and procedures. Based on this evaluation, the Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures are effective to provide reasonable assurance that the information required to be disclosed in the reports filed or submitted under the Securities and Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. The Audit Committee discussed with management and Ernst & Young LLP, the Company’s independent registered public accounting firm (“independent accountants”), the quality and adequacy of the Company’s disclosure controls and procedures.

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Management has also established and maintains a system of internal controls over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934. These internal controls are designed to provide reasonable assurance that the reported financial information is presented fairly, that disclosures are adequate and that the judgments inherent in the preparation of financial statements are reasonable. Management conducted an evaluation of the effectiveness of the Company’s internal control over financial reporting based on the framework set forth in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on management’s evaluation under the framework in Internal Control—Integrated Framework, management concluded that the Company’s internal control over financial reporting was effective as of September 30, 2011 as discussed in more detail in Management’s Report on Internal Control Over Financial Reporting, which was included in our Annual Report on Form 10-K for the year ended September 30, 2011, filed with the SEC on December 8, 2011. The effectiveness of the Company’s internal control over financial reporting as of September 30, 2011 has been audited by Ernst & Young LLP, as stated in its attestation report, which was included in our Annual Report on Form 10-K for the year ended September 30, 2011. The Audit Committee reviewed and discussed with management and Ernst & Young LLP the Company’s system of internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Discussions with Management and Independent Accountants.     In fulfilling its responsibilities, the Committee reviewed with management the audited financial statements included in the Company’s Annual Report on Form 10-K for fiscal 2011, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee reviewed with Ernst & Young LLP, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications). In addition, the Audit Committee discussed with the independent accountants its independence from management and the Company, including matters in the written disclosures received from the independent accountants as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

The Audit Committee met with the independent accountants, with and without management present, to discuss the overall scope and plans for their audit, the results of their examinations, their evaluations of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting.

The Audit Committee also met with the independent accountants and management after the end of each of the first three fiscal quarters. At these meetings, the independent accountants’ review of quarterly results was presented and discussed and discussions were also held with management concerning these results.

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In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2011 for filing with the Securities and Exchange Commission.

Audit Committee

        Robert O. Lorenz—Chair

        Duke R. Ligon

        Robert A. Reece

        Robert E. Robotti

        Darryl G. Smette

Independent Accountants’ Fees and Services

The following sets forth fees billed for audit and other services provided by Ernst & Young LLP for the fiscal years ended September 30, 2011 and September 30, 2010:

Fee Category	Fiscal 2011 Fees	Fiscal 2010 Fees

Audit Fees (1)	$318,500	$312,500

Audit-Related Fees	$—	$—

Tax Fees	$—	$—

All Other Fees	$—	$—

(1)	Includes fees for audit of annual financial statements, reviews of the related quarterly financial statements and internal control audits required by Section 404 of the Sarbanes-Oxley Act.

All services rendered by Ernst & Young LLP were permissible under applicable laws and regulations and were pre-approved by the Audit Committee. The Audit Committee’s pre-approval policy is set forth in the Audit Committee Charter which can be viewed at the Company’s website: www.panhandleoilandgas.com.

To ratify the selection of Ernst & Young LLP, a majority of the votes entitled to be cast on Proposal No. 2 must vote “FOR” ratification. Abstentions will have the effect of a vote “AGAINST” ratification.

The Board of Directors Recommends That Shareholders

Vote “FOR”

Ratification of Selection of Independent

Registered Public Accounting Firm

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Executive Officers

The following is a list of the current executive officers of the Company. All officers hold office at the discretion of the Board and may be removed from office, with or without cause, at any time by the Board.

Name	Age	Positions and Offices Presently Held With the Company	Officer Since
Michael C. Coffman(1)	58	President and Chief Executive Officer	1990

Paul F. Blanchard, Jr.	51	Senior Vice President and Chief Operating Officer	2009

Lonnie J. Lowry	59	Vice President, Chief Financial Officer and Secretary	2006

Ben Spriestersbach	60	Vice President of Land	2005

Robb P. Winfield	37	Controller and Chief Accounting Officer	2009

(1)	Biographical information for Mr. Coffman is set forth above in “Election of Directors – Directors Whose Terms End in 2014.”

All officers named above held the same office in the Company’s wholly-owned subsidiary, Wood Oil Company, until July 1, 2011 when Wood Oil Company was merged into the Company.

Paul F. Blanchard, Jr. was sole proprietor of a consulting petroleum engineering firm from 2007 to 2008, and served from 1997 to 2007 as Vice President, Mid-Continent Business Unit of Range Resources Corporation (oil and gas exploration and production). He joined the Company as Vice President and Chief Operating Officer in January 2009. In March, 2010, he was elected Senior Vice President and Chief Operating Officer. Mr. Blanchard holds a Bachelors of Science Degree in Petroleum Engineering.

Lonnie J. Lowry served as Vice President, Controller and Secretary from March 2006 until August 2007 when he was elected Vice President, Chief Financial Officer and Secretary. From 2001 to 2006, he served as Controller of the Company. He had been Controller of Wood Oil Company for 15 years when it was acquired by Panhandle in 2001.

Ben Spriestersbach was elected Vice President of Land in 2005. From 2002 through 2004, he served as Land Manager of the Company. From 1989 to 2001, he worked for Farmers Union Cooperative Royalty Company (oil and gas royalty company), last serving as assistant secretary-treasurer. Mr. Spriestersbach is a certified professional land man.

Robb P. Winfield served as Controller from February 2008 to March 2009 when he was elected Controller and Chief Accounting Officer. Mr. Winfield was employed by Chesapeake Energy Corporation (independent oil and gas company) from 2004 to 2008 as Revenue Coordinator and Supervisor and was employed as an auditor from 1999 to 2004 by Ernst & Young LLP.

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Compensation Discussion and Analysis

Compensation Committee and Role of the Board of Directors in Fiscal 2011

The Compensation Committee is composed entirely of independent directors and has the responsibility for establishing, implementing and monitoring the compensation of the Company’s executive officers. In particular, the Committee’s role is to oversee and recommend to the Board for final approval, the compensation, benefit plans and policies, and, in addition, review, approve and recommend to the Board annually all compensation decisions relating to the Chief Executive Officer and the other executive officers of the Company. The Committee reviews executive compensation programs, approves compensation levels and performance metrics, reviews management performance and final executive bonus distributions. The Committee met three times during fiscal 2011. The Committee operates in accordance with its charter which sets forth its powers and responsibilities. A copy of the charter of the Compensation Committee can be viewed at the Company’s website: www.panhandleoilandgas.com.

Under the Committee’s Charter, the Committee reviews and approves corporate goals and objectives relevant to the executive officers’ compensation, evaluates the executive officers’ performance in light of those goals and objectives and, based on the Committee’s evaluation, recommends to the Board compensation levels for the Chief Executive Officer and all other executive officers with the final decision made by the Board.

Compensation Philosophy and Objectives

The objectives of the Company’s compensation program are to:

•

Attract and retain key executives which are necessary to continue execution of the Company’s unique business strategies involving the ownership, management and use of mineral acreage in an oil and gas exploration and production company.

•	Motivate and reward individual and Company performance and contributions.

•	Align the interests of the executives with those of the shareholders.

The principal elements of the executive compensation program are salary, annual cash bonus, restricted stock awards and contributions to the ESOP Plan. The Company has no employment contracts. Awards of restricted stock pursuant to the Company’s 2010 Restricted Stock Plan are an integral part of the Company’s compensation program. Awards of restricted stock, salary, cash bonus and ESOP Plan contributions will be used to meet the Company’s compensation objectives as follows:

•

Attract and retain key executives, reward the officers who contribute to the Company’s success, and motivate the officers to develop and execute short-term, medium-term and long-term business strategies and goals.

•

Align the interests of the executives with those of the Company’s shareholders. In fiscal 2011, the Company used allocations of Company stock to the ESOP Plan and awards of restricted stock to align the financial interests of the executives with those of the shareholders and to provide a longer-term incentive form of compensation.

•

Motivate and reward individual performance and contributions. The Company’s evaluation of the individual performance of each executive officer affects most aspects of the executive’s compensation. Individual performance and level of responsibility are considered in determining an executive’s annual salary and are important factors in deciding discretionary cash bonuses.

•	Financial and operating performances of the Company and the market price performance of the Company’s Common Stock are also key factors in determining compensation.

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Role of Executive Officers

In fiscal 2011, the Compensation Committee and the Board made all compensation decisions for the Chief Executive Officer and, after receiving input from the Chief Executive Officer, all other executive officers. The Compensation Committee and the Board reviewed the performance of the Chief Executive Officer, and afterwards, set his compensation. Mr. Coffman was not present during these discussions. The Compensation Committee and the Board, together with the Chief Executive Officer, reviewed the performance of the other executive officers. The Chief Executive Officer made compensation recommendations to the Compensation Committee and the Board with respect to the other executive officers. Messrs. Blanchard, Lowry, Spriestersbach and Winfield were not present during these discussions.

Role of the Compensation Consultant

In an effort to align our executives’ compensation competitively with the market, the Compensation Committee engaged an outside, independent consultant, Longnecker & Associates (“L&A”), to review levels and incentive components of the executives’ compensation for fiscal 2011. The primary role of L&A was to provide the Compensation Committee with market data and information regarding compensation trends in our industry and to make recommendations regarding base salaries, the design of our incentive programs and executive compensation levels. Our management does not direct or oversee the retention or activities of L&A with respect to our executive compensation program.

Base Salaries and Annual Cash Bonuses

In December of each year, base salaries of the executive officers are set for the next calendar year and bonuses are determined based on the preceding fiscal year’s (year-end September 30) operational and financial performance. Base salaries and annual cash bonuses for executive officers are based on the individual’s responsibilities and experience, taking into account, among other factors, the individual’s initiative, contribution to the Company’s overall performance, handling of special projects or events during the year and yearly financial and operating results. Base salaries for executive officers are reviewed and compared to similar positions in the Company’s industry. L&A and the Board selected the following group of “peer companies” for 2011 comparison purposes.

Abraxas Petroleum Corp. Approach Resources, Inc. Callon Petroleum Co. Constellation Energy Partners, LLC Crimson Exploration Inc. Dorchester Minerals, L.P.	Double Eagle Petroleum Co. Gastar Exploration Limited GeoMet Inc. PetroQuest Energy Inc. PrimeEnergy Corp. Warren Resources, Inc.

Since the Company is not the same size and does not have the complexity of operations as most of the peer companies, the Compensation Committee uses the peer group comparison as a tool while considering all other factors. Executive officer salaries are below peer group averages as a whole.

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Base Salaries.     The base salaries of the executive officers are reviewed annually by the Compensation Committee and future salary adjustments are recommended to the Board for final approval. The Compensation Committee and the Board consider various factors, including:

•	overall responsibilities of the executive officers;

•	time period over which the executive officer has performed his responsibilities for the Company;

•	scope, level of experience and experience required to successfully execute the executive officer’s position with the Company;

•	demonstrated individual performance of the executive officer; and

•	recommendation of the Chief Executive Officer with respect to other executive officers.

Based on these factors and considerations, in December 2011, the Board established the annual base salary for the Chief Executive Officer at $291,000 for calendar 2012. Calendar 2012 base salaries established for the other executive officers were: Paul F. Blanchard—$270,000; Lonnie J. Lowry—$179,000; Ben Spriestersbach—$145,000; and Robb P. Winfield—$140,600. Salaries for the executive officers in fiscal 2011 are set forth below in the “Executive Compensation—Summary Compensation Table” and were determined by the Board based on the considerations described below.

Annual Cash Bonuses.     During an annual Company goal-setting process, the Compensation Committee and the full Board approve Company objective performance metrics as well as more subjective performance goals that focus on the manner in which the Company’s oil and gas business is managed. For fiscal years 2010 and 2011, the objective performance metrics addressed earnings per share, general and administration (“G&A”) expense, reserve replacement percentage, Mcfe production and finding cost per Mcfe.

The objective performance metrics for fiscal 2011 and fiscal 2010 are below:

	Fiscal 2011(1)			Fiscal 2010(2)
Metric Category	Floor	Target	Weighting	Floor	Target	Weighting
Earnings per share(3)	$0.25	$1.09	14%	$0.01	$0.52	14%
Reserve replacement percentage	124%	175%	29%	100%	137%	22%
Mmcfe production	8,916 Mmcfe	9,629 Mmcfe	14%	7.92 Mmcfe	8.42 Mmcfe	14%

	Maximum	Target	Weighting	Maximum	Target	Weighting
Finding cost per Mcfe	$2.25	$1.60	36%	$2.75	$2.25	43%
G&A expense per Mcfe of production(4)	$6.2 mil	$5.8 mil	7%	$0.77	$0.51	7%

(1)	Once the Floor or Maximum is achieved within each Metric Category, 50% credit is earned, with the remaining 50% to be prorated based on the proportion achieved between the Floor or Maximum and the Target.
(2)	Each metric has a graduated scale of achievement from -0- to 100% between the Floor or Maximum and Target amounts which is then applied to the weighting percentage
(3)	2011 Earnings per share is net of the tax effected net change during fiscal 2011 in receivables and payables related to derivative contracts.
(4)	Fiscal 2011 metric is based on total G&A expense whereas the fiscal 2010 metric was based on G&A expense per Mcfe of production.

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The Compensation Committee believes that combining the metric categories of growing reserves, increasing Mcfe production, reducing the finding cost per Mcfe and reducing G&A expense are the important measurements necessary for increasing shareholder value and to grow an oil and gas exploration and production company. The target metric of reducing finding cost per Mcfe is intended to discourage drilling marginal or unprofitable wells only to achieve increased production and reserves. These metrics have been adopted by the Compensation Committee to focus management on drilling wells that are economically viable. The emphasis on the earnings per share metric has the effect of discouraging excessive risk taking. The Compensation Committee does not believe that these performance metrics reward executives for taking risks beyond those risks inherent in the oil and gas exploration and production business.

The Compensation Committee has the discretion to modify the effect of the objective performance metrics if unforeseen or uncontrollable conditions resulted in any of these metrics not being satisfied.

The subjective performance goals are tailored to fit the job description of each executive officer by weighting each major area of responsibility. Within each major area, a breakdown is made of more detailed areas of responsibility with weighting applied to each. An evaluation of the Chief Executive Officer is performed annually by the Compensation Committee. The Chief Executive Officer performed the evaluation of each of the other executive officers. In these evaluations, performances are evaluated on each of the detailed areas of responsibility. The evaluations are then accumulated to determine the grade for each major area and the area grading is summarized to determine the executive officer’s subjective performance evaluation total score.

The Committee reviewed the performance of the Chief Executive Officer in meeting the Company’s performance metrics and his subjective performance goals for fiscal 2011. In addition, the Committee noted that the Company’s share price had outperformed both the S&P Small Cap 600 and the S&P Oil and Gas Exploration and Production Indexes for fiscal 2011. The Company’s share price increased 15% during fiscal 2011.

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The Compensation Committee believes that the cash bonus element of compensation for Mr. Coffman, Chief Executive Officer, and Mr. Blanchard, Chief Operating Officer, should principally reflect their success in achieving the above Company performance metrics. Their bonus calculation is based on a weighting of 70% for meeting the objective performance metrics and 30% for meeting their subjective performance goals.

Cash bonuses are paid in the first fiscal quarter (December) of each year based on the preceding fiscal year’s metric results. Thus, bonuses paid in December 2010 were based on fiscal 2010 metric results. For fiscal 2010, the metric results were as follows:

Fiscal 2010

Metric Category	Actual Results
Earnings per share	$1.36
Reserve replacement percentage	505%
Mmcfe production	8,927 Mmcfe
Findings cost per Mcfe	$0.29
G&A expense per Mcfe of production	$0.59

The maximum targeted annual cash bonus that could have been paid in December 2010 to the Chief Executive Officer (based on fiscal 2010 results) was 100% of his base salary ($260,000). The maximum targeted annual cash bonus that could have been paid in December 2010 to the Chief Operating Officer (based on fiscal 2010 results) was 75% of his base salary ($240,000). The other executive officers’ annual bonuses were targeted at 30% of base salaries and were based 80% on meeting subjective performance goals and 20% on meeting Company objective performance metrics.

Cash bonus payments made during the first fiscal quarter of 2011 (December 2010) are set forth below in the Summary Compensation Table under “Executive Compensation”.

The Company’s clawback policy further aligns the interests of our executives with shareholders. Under our clawback policy, our Board may reduce or cancel, or require recovery of, any incentive-based compensation from current or former executives if the Company has to issue an accounting restatement based on erroneous data due to material non-compliance with any financial reporting requirement under federal securities laws that affect directly or indirectly the objective and subjective metrics used to determine bonuses and restricted stock awards.

Broad-Based Employee Benefits

•

The Company’s ESOP Plan is a tax-qualified, defined contribution plan that covers all employees, including the executive officers. Under the ESOP Plan, the Company contributes shares of Common Stock to the ESOP Plan based on the employees’ total compensation level.

•

All employees, including the executive officers, are eligible to participate on the same basis in all of the Company’s other employee benefit plans which include medical, dental, group life, long term disability, accidental death and dismemberment and eye care insurance.

•	The Company provides no perquisites or other personal benefits to its executive officers.

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Change-In-Control Executive Severance Agreements

The Board believes that the executives’ performance generally may be hampered by distraction, uncertainty and other activities in the event of a change-in-control of the Company which might adversely affect shareholder values. To reduce these potential adverse effects and to encourage fair treatment of the executive officers in connection with any change-in-control event, Change-In-Control Executive Severance Agreements were entered into in 2007 with the executive officers to provide for change-in-control protection. Under these Agreements, if, within two years following a change-in-control event, the Company terminates the employment of any of the executives without cause, or any executive resigns for good reason, that executive would be entitled to a severance payment, payable in a lump sum, in cash, following his termination, in an amount equal to two times the average of the compensation paid to the executive during the two calendar years preceding the change-in-control event (or the annual average of any shorter period). Compensation for this purpose includes the sum of the executive’s base salary, cash bonuses and contributions made to the ESOP on executive’s behalf. The bonus to be used in determining the executive’s compensation shall not be less than two times his targeted bonus for the calendar year in which the change-in-control event occurs (or if not yet determined for that year, two times the executive’s targeted bonus for the preceding calendar year). Further, if the executive qualifies, and the Company is required to provide coverage under COBRA, the Company shall reimburse the executive the costs of purchasing continuing coverage under COBRA for the executive and his dependents for as long as he qualifies for COBRA coverage. The Company is not currently subject to COBRA because it has fewer than 20 employees.

A change-in-control event generally means: (i) the acquisition of beneficial ownership of 30% or more of the Company’s Common Stock; (ii) during any two consecutive years, individuals who currently make up the Company’s Board (or which subsequently become directors after being approved for election by at least a majority of current directors) ceasing for any reason to make up at least two-thirds of the Board; or (iii) approval by the Company’s shareholders of (a) a reorganization, merger or consolidation which results in the ownership of 20% or more of the Company’s Common Stock by persons or entities that were not previously shareholders, (b) a liquidation or dissolution of the Company, or (c) the sale of substantially all of the Company’s assets.

There may arise situations where the potential to merge with or be acquired by another company may be in the best interest of our shareholders. Based on this potential, the Company believes that the “double trigger” requiring both (i) a change-in-control event and (ii) the termination of an executive’s employment without cause or his resignation for good reason is appropriate to provide fair treatment of the executive officers, while allowing them to continue to concentrate on enhancing shareholder value during a change-in-control event, as they may take actions which ultimately may lead to their termination after the change-in-control event.

Pursuant to the Change-In-Control Executive Severance Agreements, assuming that a change-in-control event took place on the last day of fiscal 2011, and an executive’s employment was terminated without cause, or the executive terminated his employment for good reason, within two years following this assumed change-in-control event, the executives below would receive the following severance payments:

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Name	Salary(1)	Bonus(2)	Total(3)
Michael C. Coffman	$608,500	$550,000	$1,158,000
Paul F. Blanchard, Jr.	$568,500	$382,500	$951,000
Lonni J. Lowry	$397,843	$103,200	$501,043
Ben Spriestersbach	$314,272	$81,000	$395,272
Robb P. Winfield	$310,673	$80,400	$391,073

(1)	Calculated based on (i) two times the average of the executive officer’s base salary during calendar years 2010 and 2011 plus (ii) two times the average amount contributed to the ESOP on behalf of each executive for fiscal years 2010 and 2011.
(2)	Calculated based on two times the maximum targeted bonus for each executive for fiscal year 2011.
(3)	In addition, if the Company is required to provide continuing coverage to its employees under COBRA (as defined in Section 4980B of the Internal Revenue Code of 1986) at the time of a change-in-control, the Company will reimburse each executive for all costs incurred by him in purchasing such continuing coverage for himself and his dependents as long as he qualifies for COBRA coverage.

Other than the Change-In-Control Executive Severance Agreements, the Company maintains no employment agreements with its executive officers.

Other Compensation Matters

The Company currently does not have ownership requirements or a stock retention policy for our executive officers. The Company’s Code of Ethics and Business Practices prohibits directors, officers and employees from engaging in speculative transactions involving the Company’s securities.

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1,000,000 annually paid to any of our executive officers, unless the compensation qualifies as performance-based compensation. As our compensation levels are well below this level, Section 162(m) is a non-factor for the Company.

As of the date of this Proxy Statement, the Company has weathered the ongoing economic conditions in an excellent manner and, to the best of its knowledge, has no upcoming issues. The Company is mindful of the current state of the economy and will continue to evaluate its situation and the potential effects on executive compensation.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

            Darryl G. Smette—Chair

            Bruce M. Bell

            E. Chris Kauffman

            Robert O. Lorenz

            Robert E. Robotti

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Advisory Vote on Executive Compensation

At the 2011 Annual Shareholders Meeting, shareholders cast advisory votes on approval of the Company’s executive compensation program and on whether shareholders should vote on executive compensation every three years, two years or one year. More than 93% of Shares cast on the matter supported the Company’s executive compensation program. More than 64% of Shares cast on the matter supported a shareholder vote every three years on approval of the executive compensation program. Based on this vote, the Board has determined to present the executive compensation program for shareholder approval every three years. The next shareholder vote will occur at the 2014 Annual Shareholders Meeting.

Executive Compensation

The table below sets forth information for the three most recently completed fiscal years concerning compensation paid to executive officers in those fiscal years for services in all capacities.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Base Salary(1)		Cash Bonus(1)		Stock Awards(2)	All Other Compen- sation(3)		Total	Three Year Average
Michael C. Coffman,	2011	$271,250		$277,119	(4)	$233,461	$40,076	(5)	$821,906
President and Chief	2010	$255,000		$111,263	(4)	$99,050	$37,769	(5)	$503,082
Executive Officer	2009	$236,250		$250,504	(4)	—	$35,274	(5)	$522,028
										$615,672
Paul F. Blanchard, Jr.,	2011	$251,250		$195,866	(6)	$184,015	$39,928	(7)	$671,059
Sr. Vice President and	2010	$235,000		$110,750		$141,500	$37,311	(7)	$524,561
Chief Operating	2009	$150,897	(8)	—		—	—		$150,897
Officer
										$448,839
Lonnie J. Lowry,	2011	$169,800		$45,304		—	$32,550	(9)	$247,654
Vice President, Chief	2010	$162,400		$40,110		—	$30,661	(9)	$233,171
Financial Officer and	2009	$156,250		$42,075		—	$30,033	(9)	$228,358
Secretary
										$236,394
Ben Spriestersbach,	2011	$133,625		$36,104		—	$25,743	(10)	$195.472
Vice President, of	2010	$128,875		$33,211		—	$24,835	(10)	$186,921
Land	2009	$125,750		$34,422			$24,398	(10)	$184,570
						—				$188,988
Robb P. Winfield,(11)	2011	$132,375		$36,170		—	$25,341	(12)	$193,886
Controller and Chief	2010	$126,875		$32,400		—	$23,987	(12)	$183,262
Accounting Officer	2009	$121,667		$32,490		—	$23,196	(12)	$177,353
										$184,834

(1)	Salaries are set on a calendar year basis and are reported on a fiscal year basis ending on September 30 of each year. This means that the salary shown above for each fiscal year reported represents three months’ salary of the previous calendar year and the first nine months of the current calendar year. Cash bonuses are paid in December of each year based on the preceding fiscal year’s performance. Bonuses shown for fiscal 2011 were paid in December 2010 and were based on fiscal 2010 financial and operating performance. The same timing of payments and Company performance holds true for fiscal 2009 and fiscal 2008.
(2)	In accordance with applicable accounting standards, these amounts represent the aggregate fair value of the awards on the grant date. The ultimate value realized by the executive officers on vesting of the awards may or may not equal the fair market value at grant date. See the “Outstanding Restricted Stock Awards at 2011 Fiscal Year-End” table below.
(3)	Includes premiums of immaterial amounts for group life insurance for fiscal years 2011, 2010 and 2009.

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(4)	Included in Mr. Coffman’s cash bonuses are performance bonuses (based on each fiscal year’s financial and operating performance and subjective performance goals) and supplemental payments for the portion of his earned ESOP contribution which could not be made due to the deferral maximum regulations of the Internal Revenue Service. The performance bonuses paid in fiscal years 2011, 2010 and 2009 were $258,180, $72,000 and $225,000, respectively. The supplemental payments in fiscal years 2011, 2010 and 2009 were $18,189, $38,513 and $24,754, respectively.
(5)	Represents the value of 1,295 shares for fiscal 2011, 1,488 shares for fiscal 2010 and 1,615 shares for fiscal 2009 of Company stock contributed to the ESOP on Mr. Coffman’s behalf based on the closing market price of the shares on the last day of each fiscal year.
(6)	Included in Mr. Blanchard’s fiscal 2011 cash bonuses is a performance bonus (based on fiscal 2010 financial and operating performance and subjective performance goals) and supplemental payments for the portion of his earned ESOP contribution which could not be made due to the deferral maximum regulations of the Internal Revenue Service. The performance bonus paid in fiscal 2011 was $180,000. The supplemental payment in fiscal 2011 was $15,116.
(7)	Represents the value of 1,295 shares for fiscal 2011 and 1,488 shares for fiscal 2010 of Company stock contributed to the ESOP on Mr. Blanchard’s behalf based on the closing market price of the shares on the last day of the fiscal year. Because Mr. Blanchard joined the Company January 26, 2009, he received no bonus in fiscal 2009 and was not eligible for an ESOP contribution for fiscal 2009.
(8)	Since Mr. Blanchard began employment at the Company during January 2009, his fiscal 2009 base salary represents compensation for approximately eight months.
(9)	Represents the value of 1,137 shares for fiscal 2011, 1,230 shares for fiscal 2010 and 1,392 shares for fiscal 2009 of Company stock contributed to the ESOP on Mr. Lowry’s behalf based on the closing market price of the shares on the last day of each fiscal year.
(10)	Represents the value of 897 shares for fiscal 2011, 984 shares for fiscal 2010 and 1,124 shares for fiscal 2009 of Company stock contributed to the ESOP on Mr. Spriestersbach’s behalf based on the closing market price of the shares on the last day of each fiscal year.
(11)	Mr. Winfield was named an executive officer effective March 5, 2009.
(12)	Represents the value of 891 shares for fiscal 2011, 967 shares for fiscal 2010 and 1,082 shares for fiscal 2009 of Company stock contributed to the ESOP on Mr. Winfield’s behalf based on the closing market price of the shares on the last day of the fiscal year.

The Company’s only equity incentive plans for its executive officers are the ESOP Plan and the 2010 Restricted Stock Plan described below.

ESOP Plan

The ESOP Plan is a tax-qualified, defined contribution plan, and serves as the Company’s only retirement plan for its employees. Contributions are made at the discretion of the Board and, to date, all contributions have been made in shares of Common Stock. Contributions are allocated to all participants in proportion to their compensation for the plan year and 100% vesting occurs after three years of service. Separation prior to three years of service results in forfeiture of all contributions received. All employees, including the executive officers, may participate in the 401(k) portion of the ESOP Plan on a voluntary basis. Under the terms of the 401(k) portion of the ESOP Plan, eligible employees may elect to defer a portion of their earnings up to the maximum allowed by regulations of the Internal Revenue Service. The Company makes no matching contributions to the 401(k) portion of the ESOP Plan.

2010 Restricted Stock Plan

Awards.     The 2010 Restricted Stock Plan permits the grant of shares of restricted stock to Company officers and is used by the Compensation Committee for long-term incentive compensation. The Company will sell shares of restricted stock to officers at a significant discount to the fair market value of the shares, generally at the par value of the shares. The restricted shares will vest after the passage of time (typically over several years on the anniversary dates of the issuance of the restricted stock) and vesting may also be subject to the market price performance of the Company’s Common Stock. The minimum vesting period is two years but is expected to be three to five years. The Company will repurchase the restricted stock at the original purchase price if vesting does not occur.

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Officers participate in this program based on their (i) ability to make a significant contribution to the Company’s financial and operating results, (ii) level of responsibility, and (iii) performance. No officer is entitled to participate automatically based on title, position or salary level. This program is designed to help retain key officers of the Company and participation will be highly selective.

Each participant in the 2010 Restricted Stock Plan enters into a stock restriction agreement with the Company setting forth the terms, conditions and restrictions of the restricted stock grant. The restricted stock is issued in the name of the participant and deposited with the Company, or an escrow agent determined by the Compensation Committee, until the restrictions lapse or until vesting is no longer possible under the stock restriction agreement.

Subject to the terms and conditions of the stock restriction agreement, a participant holding restricted stock has the right to receive dividends on the shares of restricted stock during the restriction period, vote the restricted stock and enjoy other shareholder rights related to the restricted stock. On expiration of the restriction period, subject to the terms of the Plan and the stock restriction agreement, the participant will be entitled to receive shares of Common Stock not subject to restriction.

Effective Date and Term.     The 2010 Restricted Stock Plan was effective on March 11, 2010. No restricted stock can be awarded after the day before the tenth anniversary of the effective date, but the vesting periods for restricted stock previously sold may extend beyond that date.

Eligibility.     Any current officer of the Company, or any of the Company’s present or future subsidiary entities in which the Company has a controlling interest, as determined by the Compensation Committee, are eligible to be granted an award of restricted stock.

Administration.     The 2010 Restricted Stock Plan is administered by the Compensation Committee of the Board, which has authority to grant awards of restricted stock and determine recipients and the terms of awards. The Compensation Committee has full authority to construe and interpret the terms of the 2010 Restricted Stock Plan and to determine all facts necessary to administer the Plan.

Stock Subject to the 2010 Restricted Stock Plan.     Subject to adjustments allowed under the 2010 Restricted Stock Plan, awards of restricted stock may be made under the Plan for up to 100,000 shares of Common Stock. If any award of restricted stock expires or is terminated, surrendered or canceled without being fully vested, the unused shares covered by such award will again be available for grants under the Plan.

Restricted Stock.     Pursuant to the Plan, the Compensation Committee may grant awards of restricted stock on the terms and conditions set forth by the Compensation Committee in the applicable stock restriction agreement, including the conditions for vesting, the vesting periods, the issue price and the acceleration of vesting in certain events. The vesting period for any restricted stock award will be a minimum of two years.

Adjustments Due to Changes in Capitalization or Control.     In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of shares of Common Stock other than an ordinary cash dividend, (i) the number of shares of Common Stock available under the 2010 Restricted Stock Plan, (ii) the number of shares of Common Stock subject

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to and the repurchase price per share subject to each outstanding restricted stock award, and (iii) the terms of each other outstanding award shall be equitably adjusted by the Company in the manner determined by the Compensation Committee.

Change in Control.     On the occurrence of a change in control of the Company as defined in the Plan, except to the extent provided to the contrary in the stock restriction agreement between a participant and the Company, all restrictions and conditions on all restricted stock awards then outstanding shall automatically lapse and be deemed terminated or satisfied, as applicable.

Transferability of Awards.     Unless otherwise provided by the Compensation Committee, restricted stock will be nontransferable, either voluntarily or by operation of law, except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order.

Voting and Dividends.     Holders of shares of restricted stock may vote their shares. Dividends are paid on restricted stock.

Termination of Employment.     The Compensation Committee will determine the effect on restricted stock due to the disability, death, retirement, termination or other cessation or change in the employment, of a participant.

Tax Withholding.     A participant in the 2010 Restricted Stock Plan must satisfy all applicable federal, state and local or other income and employment tax withholding obligations of the Company before it will authorize the restricted stock to be released by the Company or from escrow. The Compensation Committee may allow a participant to satisfy all or part of these withholding obligations by transferring shares of restricted stock to the Company.

Amendment of Awards.     The Compensation Committee may amend, suspend or terminate the 2010 Restricted Stock Plan or any portion of the Plan at any time; provided that if at any time the approval of the Company’s shareholders is required as to any modification or amendment under applicable laws and rules, the Compensation Committee may not effect such modification or amendment without shareholder approval. Unless otherwise specified in the amendment, any amendment to the 2010 Restricted Stock Plan shall apply to, and be binding on, the holders of restricted stock under the Plan at the time the amendment is adopted, provided, the Compensation Committee determines that such amendment does not materially and adversely affect the rights of participants under the Plan.

Outstanding Equity Awards at Fiscal Year-End.     The following table provides information on the holdings of restricted stock by our executive officers at the end of fiscal 2011. No shares of restricted stock are vested.

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OUTSTANDING RESTRICTED STOCK AWARDS AT 2011 FISCAL YEAR-END

	Grant Date	Approval Date	Number of Shares of Restricted Stock That Have Not Vested		Market Value of Shares of Restricted Stock That Have Not Vested(5)
Michael C. Coffman	June 18, 2010 December 21, 2010	May 19, 2010 December 21, 2010	3,500 9,821	(1)(2) (3)(4)	$ $	99,295 278,622

Paul F. Blanchard, Jr.	June 18, 2010 December 21, 2010	May 19, 2010 December 21, 2010	5,000 7,741	(1)(2) (3)(4)	$ $	141,850 219,612

(1)	Mr. Coffman and Mr. Blanchard paid $0.01666 per share, or $58.31 and $83.30, respectively, to purchase their restricted stock.
(2)	Consists of the restricted stock awards granted on June 18, 2010 which vest on the completion of five years of service, commonly known as “cliff vesting”.
(3)	Mr. Coffman and Mr. Blanchard paid $0.01666 per share, or $163.62 and $128.97, respectively, to purchase their restricted stock.
(4)	Consists of the restricted stock awards granted on December 21, 2010, 50% of which vests on the completion of three years of service, and 50% of which vests based on the market price performance of the Company’s Common Stock at the completion of three years of service.
(5)	Based on the closing market price of the Company’s Common Stock of $28.37 on September 30, 2011.

After the grants of restricted stock during fiscal 2011, there are 73,938 shares of common stock available under the 2010 Restricted Stock Plan for future grants of restricted stock.

Communications with the Board of Directors

The Company provides an informal process for shareholders and other interested parties to send communications to its Board. Shareholders or other interested parties who wish to contact the Lead Independent Director, the outside directors as a group, or any of its individual members may do so by writing to: Board of Directors, Panhandle Oil and Gas Inc., 5400 N. Grand Boulevard, Suite 300, Oklahoma City, OK 73112-5688. Correspondence directed to any individual Board member is referred, unopened, to that member. Correspondence not directed to a particular Board member is referred, unopened, to the Lead Independent Director.

Shareholder Proposals

Proposals of shareholders intended to be presented at the next annual shareholders meeting to be held in March 2013, and to be included in the proxy statement and form of proxy pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934, must be received by the Company by October 1, 2012. Any such proposals should be in writing and be sent by certified mail, return receipt requested, to the Company’s office at the address shown below under the caption “Form 10-K”, Attention: Secretary. On receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and any proxy in accordance with regulations governing the solicitation of proxies.

Under the Company’s Bylaws, in order for a shareholder to nominate a candidate for director, timely notice of the nomination must be received by the Company in advance of the annual meeting. Ordinarily, such notice must be received not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s meeting. The shareholder filing the notice of nomination must

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describe various matters regarding the nominee, including, but not limited to, such information as name, address, occupation, business background and shares held, and the nominee must deliver a written questionnaire and agreement to the Company covering certain matters as specified in the Bylaws. In order for a shareholder to bring other business before a shareholders’ meeting, timely notice must be received by the Company within the time limits described above in this paragraph for notice of nomination of a candidate for director. Such notice must include a description of the proposed business, the reasons therefor, and other specified matters. These requirements are separate from the requirements a shareholder must meet to have a proposal included in the Company’s proxy statement under Rule 14a-8 described above.

In each case, the notice must be given to the Secretary of the Company at the address shown below under the caption

“Form 10-K”. Any shareholder desiring a copy of the Company’s Bylaws will be furnished one without charge on written request to the Secretary. A copy of the Bylaws is available on the Company’s website at www.panhandleoilandgas.com.

Annual Report to Shareholders

Copies of the Annual Report to Shareholders for fiscal 2011 are being mailed with this proxy statement and a copy of the Annual Report is available on the Company’s website at: www.panhandleoilandgas.com.

Form 10-K

A copy of the Company’s Annual Report on Form 10-K for fiscal 2011 filed with the Securities and Exchange Commission is included in the Annual Report to Shareholders mailed with this proxy statement. A separate Form 10-K and copies of the Company’s charters for the various committees of the Board, the Corporate Governance Guidelines and the Company’s codes of ethics are available, free of charge, on written or oral request made to the Company at the address or telephone number set forth below, or can be viewed at the Company’s website: www.panhandleoilandgas.com.

Lonnie J. Lowry, Secretary

Panhandle Oil and Gas Inc.

5400 N. Grand Boulevard, Suite 300

Oklahoma City, OK 73112-5688

405.948.1560

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Other Matters

Management knows of no other matters to be brought before the meeting. However, if any other matters do properly come before the meeting, it is intended that the shares represented by the proxies in the accompanying form will be voted as the Board may recommend. Whether shareholders plan to attend the meeting or not, they are respectfully urged to mark, sign, date and return the enclosed proxy, which will be returned to them at the meeting if they are present and so request.

By Order of the Board of Directors

January 27, 2012	Lonnie J. Lowry, Secretary

Whether Or Not You Expect To Attend The Meeting, Please Mark, Sign And Date The Enclosed Proxy And Mail It Promptly In The Postage-Paid Envelope Provided.

If Your Shares Are Held By A Broker Or Other Nominee, Please Provide Specific Voting Instructions To The Broker Or Nominee So Your Shares Can Be Voted.

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. MMMMMMMMMMMM Panhandle Oil and Gas Inc. IMPORTANT ANNUAL MEETING INFORMATION MMMMMMMMM Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. Annual Meeting Proxy Card q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — The Board recommends a vote FOR all nominees and FOR Proposal 2. 1. ELECTION OF DIRECTORS: For Withhold For Withhold + 01—Darryl G. Smette * 02—H. Grant Swartzwelder * * (two vacancies, each for a 3-year term) For Against Abstain 2. RATIFICATION OF SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1 U P X 1 3 0 2 9 8 2 + 01EY0B

q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — Panhandle Oil and Gas Inc. Grand Centre, Suite 300, 5400 North Grand Blvd. Oklahoma City, OK 73112-5688 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints L. Kelly Harris and Linda K. Schwartz, or either of them, as proxies each with full power of substitution, to represent and vote all of the shares of Class A Common Stock of Panhandle Oil and Gas Inc. held of record by the undersigned on January 23, 2012, at the annual meeting of shareholders to be held on March 8, 2012, or any adjournment or postponement thereof. Should other matters properly come before the meeting, the proxies are further authorized to vote thereon as the Board of Directors may recommend. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS.